Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ENERFLEX US HOLDINGS INC.

FIRST: The name of the Company is Enerflex US Holdings Inc.

SECOND: The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County. The name of the registered agent of the Company at such address is The Corporation Trust Company.

THIRD: The purpose for which the Company is organized is to engage in any and all lawful acts and activity for which corporations may be organized under the DGCL. The Company will have perpetual existence.

FOURTH: The total number of shares of stock that the Company shall have authority to issue is 100 shares, par value $0.01 per share, all of which shall be designated as Common Stock.

FIFTH: The number of directors constituting the initial board of directors is three (3).

SIXTH: Directors of the Company need not be elected by written ballot unless the bylaws of the Company otherwise provide.

SEVENTH: The directors of the Company shall have the power to adopt, amend, and repeal the bylaws of the Company.

EIGHTH: No contract or transaction between the Company and one or more of its directors, officers, or stockholders, or between the Company and any person (as used herein “person” means any other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or a committee thereof that authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if: (a) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Company as of the time it is authorized, approved, or ratified by the board of directors, the committee, or the stockholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

NINTH: The Company shall indemnify and hold harmless to the full extent permitted by the laws of the State of Delaware, as from time to time in effect, any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she: (a) is or was a director or officer of the Company; or (b) while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar function of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, or by reason of any action alleged to have been taken or omitted from being taken in such capacity, against all expense, liability and loss suffered and expense (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection therewith. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Company or elects to continue to serve as a director or officer of the Company while this Article Tenth is in effect. Any repeal or amendment of this Article Tenth shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Company with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Tenth. Such right shall include the right to be paid by the Company expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the DGCL, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, the indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, the indemnitee shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the indemnitee is permissible in the circumstances nor an actual determination by the Company (including its board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification of, or advancement of costs of defense to, the indemnitee is not permissible in the circumstance, shall be a defense to the action or create a presumption that such indemnification or advancement of costs is or is not permissible.

The Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, commenced or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the person is or was an employee (other than an officer) or agent of the Company, or, while serving as an employee (other than an officer) or agent of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized in the sole discretion of any two (2) officers of the Company (such officers so authorizing such indemnification, the “Authorizing Officers”). The Company may, to the extent permitted by the laws of the State of Delaware and authorized in the sole discretion of the Authorizing Officers, pay expenses (including attorneys’ fees) reasonably incurred by any such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Authorizing Officers authorizing such expense advancement determine in their sole discretion. The provisions of this Article Tenth shall not constitute a contract right in respect of indemnification for any such employee or agent.

In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of and shall be in addition to any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

As used herein, the term “proceeding” means any threatened, pending, commenced or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

TENTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law; (c) under Section 174 of the DGCL; or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal, amendment or modification of this Article Eleventh by the stockholders of the Company or the adoption of any provision inconsistent with this Article Eleventh shall be prospective only, and shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal, amendment or modification.

ELEVENTH: The Company expressly elects not to be governed by Section 203 of the DGCL.

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